Exhibit 99.10

(incorporated in the Cayman Islands with limited liability)

(Stock code: 1230)

July 23, 2013

To the Independent Yashili Shareholders and Yashili Optionholders

Dear Sir or Madam,

VOLUNTARY GENERAL OFFER

BY UBS AG

ON BEHALF OF CHINA MENGNIU INTERNATIONAL COMPANY LIMITED

FOR YASHILI INTERNATIONAL HOLDINGS LTD

We refer to this Composite Document dated July 23, 2013 issued jointly by Offeror Parent, Offeror and Yashili of which this letter forms part. Terms used in this letter shall have the same meaning as those defined in this Composite Document.

We have been appointed by the Yashili Board to: (i) consider the terms of the Offers and to advise you as to whether, in our opinion, the terms of the Share Offer are fair and reasonable so far as the Independent Yashili Shareholders are concerned and to make a recommendation as to acceptance; and (ii) express our views on the Option Offer. We have declared that we are independent and do not have any conflict of interest in respect of the Offers and are therefore able to consider the terms of the Share Offer and to make recommendations to the Independent Yashili Shareholders and to express our views on the Option Offer to the Yashili Optionholders.

Somerley has been appointed as the Independent Financial Adviser to advise us in respect of the terms of the Offers.

We draw your attention to the “Letter from UBS” set out on pages 13 to 49 of this Composite Document which contains, inter alia, information about the Offers, and the “Letter from the Independent Financial Adviser” set out on pages 62 to 100 of this Composite Document which contains the details of its advice and the principal factors taken into consideration in arriving at its recommendations in respect of the Offers.

We also draw your attention to the “Letter from the Yashili Board” set out on pages 50 to 59 of this Composite Document and the additional information set out in this Composite Document, including the appendices to this Composite Document and the accompanying Forms of Acceptance in respect of the terms of the Offers and acceptance and settlement procedures for the Yashili

Shares and the Yashili Options.

Having taken into account the advice of the Independent Financial Adviser:

(a)	we consider that the terms of the Share Offer are fair and reasonable so far as the Independent Yashili Shareholders are concerned, and recommend the Independent Yashili Shareholders to accept the Cash Option of the Share Offer but not the Cash and Share Option of the Share Offer; and

(b)	we consider that the terms of the Option Offer are fair and reasonable so far as the Yashili Optionholders are concerned, and recommend the Yashili Optionholders to accept the Option Offer.

Notwithstanding our recommendations, the Independent Yashili Shareholders and the Yashili Optionholders should consider carefully the terms and conditions of the Offers.

Yours faithfully,

The Independent Board Committee

YASHILI INTERNATIONAL HOLDINGS LTD

Mr. Yu Shimao	Mr. Chen Yongquan	Mr. Samuel King On Wong	Mr. Liu Jinting

Independent Non-executive Directors

Yours faithfully,

The Independent Board Committee

YASHILI INTERNATIONAL HOLDINGS LTD

Mr. Yu Shimao	Mr. Chen Yongquan	Mr. Samuel King On Wong	Mr. Liu Jinting

Independent Non-executive Directors

Yours faithfully,

The Independent Board Committee

YASHILI INTERNATIONAL HOLDINGS LTD

Mr. Yu Shimao	Mr. Chen Yongquan	Mr. Samuel King On Wong	Mr. Liu Jinting

Independent Non-executive Directors

Yours faithfully,

The Independent Board Committee

YASHILI INTERNATIONAL HOLDINGS LTD

Mr. Yu Shimao	Mr. Chen Yongquan	Mr. Samuel King On Wong	Mr. Liu Jinting

Independent Non-executive Directors